Exhibit 10.21

TRANSITION AGREEMENT

WHEREAS, Hyperdynamics Corporation (the “Company”) desires to retain the continued services of Paolo Amoruso (the “Executive”) following June 30, 2016, to amend the employment agreement between the Company and the Executive dated October 1, 2015 (the “Employment Agreement”) and to enter into a Consulting Agreement (the “Consulting Agreement”) (in the form attached hereto as Exhibit (B)) embodying the terms of such modified relationship; and

WHEREAS, the parties hereto wish to enter into this Transition Agreement to provide for an orderly transition of Executive’s responsibilities and to ensure the Executive’s time and dedication to Company matters regarding the matters specified in the Consulting Agreement until September 30, 2016 (“Transition Period”);

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.              Resignation as Officer and Employee; Return of Company Property

As of June 30, 2016, the (“Transition Effective Date”), Executive has and shall sign a waiver and release as set out in Exhibit A) and, (a) voluntarily and irrevocably resigned as (i) the Company’s Vice President of Legal and Commercial Affairs and Corporate Secretary, (ii) Director of SCS Corporation, and (iii) fiduciary for the Company’s 401k Plan, and (b) accepts the position as Consultant (as defined in the Consulting Agreement) to the Company, to serve in that capacity through September 30, 2016. Thereafter, Executive may continue to serve as a Consultant at the pleasure of the Company’s Chief Executive Officer and Board of Directors in accordance with and subject to the applicable provisions of the Consulting Agreement, the Company’s By-Laws and applicable law; provided, however, Executive or Company may terminate with 15 days’ notice at any time following September 30, 2016. Promptly following the date hereof, Executive shall return all property of the Company in his possession; provided, however, Executive may continue to utilize such property that is reasonably necessary to perform services under the Consulting Agreement until the end of the term thereof.

2.              No Amounts Due under Employment Agreement.

By signing this Transition Agreement, the parties hereto agree that no additional compensation or benefits (or any other amounts) are payable under the Employment Agreement and at no time did the Executive have or will have any rights to payment of any form of severance under Section 7 of the Employment Agreement. For the avoidance of doubt, the Executive shall retain all vested rights under all Company employee benefits plans, programs and arrangements, including qualified compensation plans (specifically excluding any severance benefit plans).

3.              Compensation during the Transition

(a)                                    In consideration for the services of Executive during the Transition Period and in addition to the monthly payment of $30,000 for Executive’s services per the Consulting Agreement, the Executive shall be paid $150,000 on July 15, 2016, 50,000, on August 15, 2016, and $300,000 on September 15, 2016, provided that the Consultant remains providing services at the time of each scheduled payment.

(b)                                    If Executive and Company mutually agree and execute a new Employment Agreement for Vice President, General Counsel and Corporate Secretary in substantially the same terms as set out in Exhibit (C) prior to September 15, 2016, the Executive and the Company agree that Executive is not entitled to the September 15, 2016 payment of $300,000.

(c)                                     In addition, the Executive shall receive on the Transition Effective Date the following:

1.              On June 30, 2016, the Company will grant non-qualified stock options to acquire 36,875 shares of the Company’s common stock with an exercise price equal to the closing price.  The options will vest upon grant and may be exercised within a twelve-month period.

2.              Full and immediate vesting of all previously issued and outstanding Employer stock options and restricted stock awards held by Executive with a twelve month period following the Transition Effective Date to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

(d)                                    Except as provided in this Section 3, the Executive shall not accrue any other rights, benefits or compensation other than as specified in the Consulting Agreement on account of service following the Transition Effective Date.

4.              Governing Law. This Agreement and the employment of Executive, as well as any arbitration proceedings hereunder, shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws

5.              Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

6.              Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

7.              Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

ARBITRATION. ALL DISPUTES RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE SCOPE AND INTERPRETATION OF THIS ARBITRATION CLAUSE AND THE JURISDICTION OF THE ARBITRATOR, SHALL BE RESOLVED BY ARBITRATION USING THREE ARBITRATORS FOLLOWING THE RULES OF ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION. ALL COSTS OF THE ARBITRATION SHALL BE PAID BY EMPLOYER. THE ARBITRATION PANEL SHALL BE SELECTED AS FOLLOWS: EMPLOYER SHALL SELECT ONE ARBITRATOR, EXECUTIVE SHALL SELECT ONE ARBITRATOR, AND THE TWO ARBITRATORS THUS SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR SHALL HAVE THE DISCRETION TO MODIFY THE ARBITRATION PROVISIONS OF THIS AGREEMENT TO THE EXTENT NECESSARY TO AVOID A FINDING THAT SUCH ARBITRATION PROVISIONS ARE UNCONSCIONABLE OR UNENFORCEABLE. SUCH ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR ALL SUCH DISPUTES AND CONTROVERSIES RELATING TO OR ARISING OUT OF THIS AGREEMENT. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING WITH REGARD TO EACH PARTY TO THE ARBITRATION.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

HYPERDYNAMICS CORPORATION

By:	/s/ Ray Leonard	By:	/s/ Paolo Amoruso
Name: Ray Leonard		Name: Paolo Amoruso, Individually
Title: Chief Executive Officer

EXHIBIT A

Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by Paolo Amoruso (“Executive”) in favor of Hyperdynamics Corporation (the “Company”).  This is the Release referred to in the Transition Agreement between the Company and Executive effective June 30, 2016 (the “Transition Agreement”), the Employment Agreement between the Company and the Executive dated October 1, 2015 (the “Employment Agreement”) and the Involuntary Termination Severance Plan adopted by the Company effective as of June 12, 2012 (the “Plan”). Capitalized terms not defined in this Release are as defined in the Plan.  Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Transition Agreement, with respect to which this Release is an integral part.  Executive agrees as follows:

1.                                      Release of the Company.  Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates and Executive.  It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.                                      Release of Claims under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  Executive acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release.  Executive further acknowledges and agrees that the Company has offered Executive the opportunity, before executing this Release, to consider this Release; and that the consideration Executive receives for this Release is in addition to amounts to which Executive was already entitled.  It is further understood that this Release is effective immediately after the execution of this Release.  Executive has read and understood the Plan, and it is incorporated herein by reference.  Executive was advised in the Employment Agreement of his rights pursuant to such Agreement. If Executive’s employment is ending as part of a group termination, Executive has received a list of the job titles and the ages of all employees eligible or selected and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected.

3.                                      Release of Unknown Claims.  Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release.  Executive fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Release, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.                                      Limited Exceptions to Release.  The only exceptions to this Release of Claims are with respect to (1) amounts payable under the Transition Agreement; (2) such Claims as may arise after the date this Release is executed; (3) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Texas law or otherwise; (4) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its Affiliates; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement.

5.                                      Covenant Not to Sue.  Executive agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

6.                                      Confidential Information.  From and after the date hereof, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any secret or confidential information, knowledge or data relating to the Company or any Affiliate and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any Affiliate, to anyone other than the Company and those designated by it.  Should Executive be contacted or served with legal process seeking to compel Executive to disclose any such information, Executive agrees to notify the General Counsel of the Company immediately, in order that the Company may seek to resist such process if it so chooses.  It is understood, however, that the obligations of this Paragraph shall not apply to the extent that the aforesaid matters become generally known to and available for use by the public other than by acts by Executive or Executive’s representatives in violation of the Plan or this Release.

7.                                      Non-Admission.  The benefits provided under the Plan are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

9.                                      Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.                               Complete Agreement.  This Release and the Transition Agreement set forth the entire understanding and agreement between Executive and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

I have read and understood this Release (including the Plan, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

THIS IS AN IMPORTANT LEGAL DOCUMENT.  BY SIGNING IT YOU GIVE UP THE RIGHT TO SUE CERTAIN OTHER PARTIES.  YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS BEFORE YOU SIGN.  IF YOU DO NOT UNDERSTAND IT, DO NOT SIGN IT. BY SIGNING THIS AGREEMENT YOU HEREBY ENTER INTO THIS AGREEMENT YOU VOLUNTARILY AND OF YOUR OWN FREE WILL INTEND TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THAT YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY.

/s/ Paolo Amoruso

Executive’s Printed Name

Paolo Amoruso

Executive’s Signature

06/30/2016

Executive’s Signature Date

EXHIBIT B

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into on June 30, 2016  by and between Hyperdynamics Corporation, a Delaware corporation with its headquarters in Houston, Texas (the “Company”), and Paolo G. Amoruso, (the “Consultant”). The Company and the Consultant may be referred to herein collectively as “Parties” and singularly as “Party”.

WHEREAS, the Company and the Consultant desire to define their respective rights and obligations under a consulting arrangement;

NOW, THERFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, the Parties agree as follows:

1.              Description of Role.

The Consultant shall provide advice and assistance to the Company on finance and accounting matters as requested from time to time by the Company.

2.              Duties of Consultant.

(a)         Consultant shall perform the following services (“Services”) on behalf of the Company: advise on negotiations with potential farm-in candidates and work with the Chief Executive Officer and the Board to conclude definitive agreements; advise on negotiations with governments to establish or renegotiate contractual arrangements; work with senior Company management to identify, evaluate and conclude opportunities for the Company; advise on the Company’s strategies and plans; provide advice and support to the Chief Executive Officer and Board of Directors; and provide advice and assistance on such other matters as the Chief Executive Officer may from time to time request. All of the Services shall be performed solely by the Consultant and shall not be assigned to any other person without express written permission of the Company. The Consultant shall use reasonable efforts to travel at the Company’s request as and when required.

(b)         Consultant shall perform the Services in good faith, diligently, and shall make reasonable efforts to make himself available to respond to the Company’s request for his services, it being understood that Consultant is or may become engaged in business activities for others. However, Consultant shall not perform Services in support of projects or businesses which directly compete with the Company. Consultant shall not act or communicate in a manner that disparages the Company’s reputation or relationships.

(c)          Unless mutually agreed by the Company and the Consultant, there is no minimum amount of time that Consultant is required to devote to performing the Services and the Company’s determination whether to use Consultant’s Services after September 30, 2016 for one or more projects shall be at the Company’s discretion with the agreement of the Consultant with 15 days’ notice.

3.              Representations and Understandings.

(a)         Consultant warrants, represents and acknowledges that Consultant has not been investigated regarding, convicted of, or pleaded guilty to any charge involving fraud, corruption, tax evasion, theft or larceny, securities violations or breach of contract in any jurisdiction.

(b)         CONSULTANT MAKES NO REPRESENTATION OR WARRANTY AS TO ACCURACY, COMPLETENESS OR RELIABILITY OF HIS SERVICES. CONSULTANT MAKES NO REPRESENTATION OR WARRANTY REGARDING THE USE BY THE COMPANY, OF HIS SERVICES, OR THE RESULTS OF SUCH USE.

4.              Independent Contractor.

Consultant shall perform all Services as an independent contractor and will not become an employee of Company. Consultant shall disclose his relationship with Company to all third parties with whom he deals in performance of the Services. Consultant shall not be entitled to any benefit which Company may provide for its employees. Consultant is solely responsible for all tax returns and tax payments required that are related to the Company’s payments to him for Services pursuant to this Agreement.

5.              Term of Consultancy.

The primary term of this Agreement shall commence on the date hereof and extend through September 30, 2016 (such period, and any extensions thereto, being referred to as the “Consultation Periods”), unless sooner terminated in accordance with the provisions of Section 8.

6.              Compensation and Reimbursement.

(a)         Company shall pay Consultant a monthly fee of U.S. $30,000, payable in cash via wire transfer or check no later than 15 days after the end of the month. The Consultant’s services end on September 30, 2016 and thereafter the monthly fee is prorated weekly at the mutual agreement of the Parties.

(b)         Company shall reimburse Consultant for all necessary and reasonable out-of-pocket expenses incurred or paid by Consultant in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Consultant, and otherwise in accordance with the Company procedures from time to time in effect. All expenses above $100 shall be pre-approved by the Company.

(c)          The foregoing provides the entire compensation, including expenses incurred by the Consultant in the performance of Services required under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant. Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement.

7.              Confidentiality.

Consultant shall keep confidential all proprietary information provided by Company or any of its affiliates or developed by Consultant hereunder during the Consultation Period and for three years thereafter. Such information shall be the property of Company or the appropriate affiliate.

Consultant shall not disclose such information to any third party except with Company’s prior written consent. This obligation shall not apply to information which is or becomes part of the public knowledge from a source other than Consultant. Consultant may not make any announcement or release any information with respect to this Agreement or Services, without Company’s prior consent. Upon termination of the Agreement or upon request of Company, Consultant shall return to Company all materials furnished by Company or any affiliate, and Consultant shall surrender all information or data developed by Consultant hereunder, unless otherwise agreed by Consultant and Company. Company may disclose this Agreement, including the compensation provisions, to whomever Company determines has a legitimate need to know such terms, including, without limitation, the government of the United States. The obligations in this Article 7 shall survive termination of this Agreement.

8.              Termination.

Either Party may terminate this Agreement by giving 15 days written notice to the other of such termination anytime following September 30, 2016. Notice of termination shall not affect the Company’s obligation to pay for Services provided prior to the notice of termination. The Agreement may be extended for sequential periods by mutual consent of the Company and the Consultant. For the avoidance of doubt, neither Party may terminate this Agreement prior to September 30, 2016 except due to a material breach by the other Party after reasonable notice and opportunity to cure.

9.              Governing Law.

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas.

10.       Notices and Communications.

All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person, by a recognized overnight courier service, or when sent by facsimile to the following addresses: If to Company: Hyperdynamics Corporation, 12012 Wickchester - Suite 475, Houston, Texas 77079, Telephone 713-353-9400, Facsimile 713-353-9421; Attention: Mr. Ray Leonard.

If to Consultant: Paolo G. Amoruso, 221 Asbury Street Houston TX 77007, Telephone 713-869-1544

Notices will be deemed effective upon delivery for personal delivery, and twenty four hours after transmission by facsimile. Either Party may change the above addresses and numbers by giving written notice of the change to the other Party.

11.       Miscellaneous.

(a)         No amendments or other changes to this Agreement shall be effective or binding on a Party unless the same shall be in writing and signed by all Parties.

(b)         This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by faxed signatures or electronic signatures with original signature pages to follow promptly.

(c)          This Agreement constitutes the entire agreement and understanding among the Parties, their officers and directors with respect to the subject matter hereof. This Agreement supersedes all prior oral and written discussions, agreements and understandings relating to such subject matter.

(d)         For the avoidance of doubt, this Agreement does not extend or modify in any form any term or expiration period for options to purchase shares that may have been granted to Consultant under a separate agreement.

(e)          No waiver by either Party of any default or breach by the other Party shall be construed as a waiver of any future default or breach. No waiver of breach or default shall be implied from the acceptance of any payment or service.

(f)           In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

The Parties have executed this Agreement to be effective as of the day and year first above written.

HYPERDYNAMICS CORPORATION

/s/ Ray Leonard
By: Ray Leonard, Chief Executive Officer

/s/ Paolo Amoruso
Paolo Amoruso

EXHIBIT C

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of July 1, 2016 (the “Effective Date”), is between Hyperdynamics Corporation (“Employer”), and Paolo Amoruso (“Executive”) (each a “Party” and together the “Parties”).

WHEREAS, Employer wishes to employ Executive as its Vice President General Counsel and Corporate Secretary and Executive wishes to accept such employment; and

WHEREAS, the Parties wish to set forth the terms and conditions of such employment;

NOW, THEREFORE, the Parties hereto agree as follows:

1.                                    Definitions. As used in this Agreement, the following terms have the following meanings:

(a)                              “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)                              “Annual Period” means the time period of each year beginning on the first day of the Employment Term and ending on the day before the anniversary of that date.  The first Annual Period under this Agreement began on July 1, 2016 and will end on June 30, 2017.

(c)                               “Board” means the Board of Directors of Employer.

(d)                              “Cause” means a finding by the Board of acts or omissions constituting, in the Board’s reasonable judgment, any of the following occurring during the Employment Term:

(i)                                   a material breach of duty by Executive in the course of his employment with Employer or its Affiliates involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Employer or its Affiliates or moral turpitude constituting criminal felony;

(ii)                                 conduct by Executive that is materially detrimental to Employer or its Affiliates, monetarily or otherwise, or that reflects unfavorably on Employer or Executive to such an extent that Employer or its Affiliates have been materially harmed or would be materially harmed if Executive’s employment were not terminated;

(iii)                           acts or omissions of Executive that are materially in violation of his obligations under this Agreement or at law and that have a material adverse effect on Employer or its Affiliates;

(iv)                          Executive’s material failure to comply with or enforce the personnel policies of Employer or its Affiliates, specifically including those concerning equal employment opportunity and those related to harassing conduct;

(v)                             Executive’s material insubordination to the Board;

(vi)                          subject to the details of Paragraph 4(b), Executive’s failure to devote his full working time and best efforts to the performance of his responsibilities to Employer or its Affiliates;

(vii)                       Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any material violation of federal or state securities laws, in either case, having a material adverse effect on Employer or its Affiliates; or

(viii)                    Executive’s material failure to cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to Employer’s or an Affiliate’s business or Executive’s conduct related to Employer or an Affiliate.

(e)                                “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                 “Competitor” means any person or entity that is engaged in the acquisition, development, production and marketing of crude oil and natural gas, chemicals and other hydrocarbon commodities in competition with the activities of Employer or an Affiliate.

(g)                                “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing seismic data, geological data; geophysical data; energy exploration data; oil and gas production data; sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; customer, vendor, and supplier information; project and prospect locations and leads; and production information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Executive.

(h)                               “Employment Termination Date” means the effective date of termination of Executive’s employment as established under Paragraph 6(g).

(i)                                   “Fully Earned” shall have the meaning set forth in Paragraph 7(e)(ii)(B).

(j)                                  “Good Reason” means, with respect to Executive, any of the following actions or failures to act:

(i)                                a material diminution in Executive’s authority, duties, or responsibilities in effect immediately prior to the effective date of such change, but excluding any such change that occurs in connection with Executive’s death, Inability to Perform or retirement;

(ii)                            a material reduction by Employer of Executive’s compensation in effect immediately prior to the effective date of such reduction;

(iii)                         any change of more than 75 miles in the location of Executive’s principal place of employment immediately prior to the effective date of such change; or

(iv)                        any material breach by Employer of this Agreement.

(k)                               “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under Employer’s long-term disability plan, if any, to be eligible for long-term disability benefits. In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means Executive’s inability to perform the essential functions of his position with Employer because of an illness or injury for (i) a period of six consecutive months or (ii) an aggregate of six months within any period of 12 consecutive months.

(l)                                   “Section 409A” means Code Section 409A and the regulations and other guidance promulgated thereunder.

(m)                         “Work Product” means all ideas, works of authorship, inventions, and other creations, whether or not patentable, copyrightable, or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or then-proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during Executive’s employment.

2.                                    Employment. Employer agrees to employ Executive (directly or through an Affiliate), and Executive agrees to be employed, for the Employment Term set forth in Paragraph 3. Executive will be employed in the position and with the duties and responsibilities set forth in Paragraph 4(a) and upon the other terms and conditions set out in this Agreement. Employer and Executive agree that such employment may be through a co-employment relationship with a professional employer organization, subject to the requirements of Paragraph 4(a). Executive represents, covenants, and warrants that his employment by Employer does not and will not breach agreements that Executive may have entered into with other companies. For the avoidance of doubt, Executive represents, covenants, and warrants that his employment by Employer will not breach any confidentiality agreements, non-competition agreements or non-solicitation agreements that Executive may have entered into with others.

3.                                    Term. Executive’s employment under this Agreement shall continue from the Effective Date for a term of one year (the “Employment Term”), unless sooner terminated as provided in this Agreement. The Employment Term shall be extended automatically for an additional one-year period as of the last day of the initial Annual Period and each successive Annual Period thereafter on which Executive remains employed by Employer; provided, however, that if, on or prior to May 31 during any such Annual Period, either Party shall give written notice to the other that no such automatic extension shall occur, then Executive’s employment shall terminate on the last day of the Annual Period during which such notice is given unless sooner terminated as provided in this Agreement.

4.                                    Position and Duties.

(a)                             During the Employment Term, Executive shall be employed as Vice President, General Counsel and Corporate Secretary, under the direction and subject to the control of the Chief Executive Officer and the Board (which direction shall be such as is customarily exercised over Executive), and Executive shall have all such powers and authority with respect to the business, affairs, properties and operations as may be reasonably incident to Executive’s duties and responsibilities. In addition, Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to Executive by the Chief Executive Officer and the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer. The assignment to Executive of duties and/or responsibilities that are materially inconsistent with Executive’s status, positions, duties, responsibilities and functions with Employer immediately prior to the effective date of such assignment or the removal of Executive from, or the failure to re-elect Executive to, any material corporate office of Employer held by Executive immediately prior to such effective date shall constitute a material breach of this Agreement by Employer.

(b)                               During the Employment Term, Executive shall devote his full business time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability and as otherwise specified in this Paragraph. Employer agrees that it shall not be a violation of this Paragraph for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as in the case of (i), (ii) and (iii) above such activities do not significantly interfere or conflict with the performance of Executive’s responsibilities under this Agreement or the interests of Employer. Executive shall not become a member of the board of directors or committees of any other for profit business organization without prior written consent of the Board.

(c)                                In connection with Executive’s employment under this Agreement, Executive shall be based in Houston, Texas, or at any other place where the principal executive offices of Employer may be located during the Employment Term, subject to the provisions of Paragraph 1(j)(iii). Executive also will engage in such travel as the performance of Executive’s duties in the business of Employer may require.

(d)                               All services that Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(e)                                Executive hereby acknowledges that he has read and is familiar with Employer’s policies regarding business ethics and conduct, and will comply with all such provisions, and any amendments thereto, during the Employment Term.

5.                                      Compensation and Related Matters.

(a)                               Base Salary. During each Annual Period of the Employment Term, Employer shall pay to Executive for his services under this Agreement an annual base salary (“Base Salary”). The Base Salary on the Effective Date shall be $ 295,000.  The Base Salary is subject to further adjustments, at the discretion of the Board, but in no event shall Employer pay Executive a Base Salary less than that set forth above, or than any increased Base Salary later in effect, without the consent of Executive. The Base Salary is earned pro rata and shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.

(b)                              Annual Incentives.

(i)                               Beginning with the Effective Date, Executive will be eligible to participate in any incentive compensation plan (“ICP”) applicable to Executive’s position, as may be adopted by Employer from time to time and in accordance with the terms of such plan. Executive’s annual cash target award opportunity under the ICP will be 75% of Executive’s Base Salary with a threshold of 50% and a 100% maximum, and shall be subject to such other terms, conditions and restrictions as may be established by the Board or the Compensation, Nominating, and Corporate Governance Committee of the Board (“ICP Bonus Award”).  The ICP Bonus Award shall be payable only if the performance metrics for an annual period have been achieved.  There is no portion of the ICP Bonus that is guaranteed.  Executive and the Chief Executive Officer will develop and submit to the Compensation, Nominating, and Corporate Governance Committee of the Board, for review and approval, proposed performance metrics not later than the end of the first 90 days of the performance period. Any ICP Bonus Award determined earned will be paid to Executive on the last day of the Annual Period to which it relates.

(ii)                            In addition to any ICP Bonus Award that he earns under the ICP, Employer will also grant Executive an annual award of stock options under its equity incentive plan then in effect in an amount equal to 25% of the number of dollars of the cash award (e.g., if the cash award is $100,000, Executive would receive an award of options to purchase 25,000 shares of Employer’s common stock) (the “ICP Options”). The ICP Options will have an exercise price equal to the fair market value of Employer’s common stock on the grant date, with vesting and expiration as set by the Board or the Compensation, Nominating, and Corporate Governance Committee, it being understood that the agreement for the ICP Options may include a provision that the ICP Options may not be exercised unless the Company’s stockholders approve an amendment to the Company’s equity incentive plan that increases the number of shares authorized under the plan. In addition to the equity award grants provided for in this Paragraph, Employer may grant Executive additional grants based on achieving longer-term performance metrics.

(c)                               Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Employer to its senior executives, including without limitation Employer’s life insurance, long-term disability, and health plans. Executive acknowledges and agrees that cooperation and participation in medical or physical examinations may be required by one or more insurance companies in connection with the applications for such life and/or disability insurance policies.

(d)                              Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other senior executives of Employer (“Business Expenses”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, for purposes of this Paragraph 5(d), Paragraph 7(g) (to the extent the 280G Gross-Up Payment and 409A Gross-Up Payment are subject to Section 409A), and Paragraph 7(h), (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)                              Vacation. During each Annual Period of the Employment Term, Executive shall be eligible for five weeks’ paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of Employer. Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and Executive

(f)                               Fringe Benefits. During the Employment Term, Executive shall be entitled to the perquisites and other fringe benefits that are made available by Employer to its senior executives generally and to such perquisites and fringe benefits that are made available by Employer to Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. However, Executive shall NOT receive a fringe benefit for club memberships or non-profit organization memberships.

(g)                              Directors and Officers (D&O) Liability Insurance. Employer has obtained a D&O insurance policy and provided Executive a copy of the policy.

6.                                      Termination of Employment.

(a)                             Death. Executive’s employment shall terminate automatically upon his death.

(b)                             Inability to Perform. Employer may terminate Executive’s employment for Inability to Perform.

(c)                              Termination by Employer for Cause. Subject to the provisions of this Paragraph 6(c), Employer may terminate Executive’s employment for Cause by providing Executive with a Notice of Termination as set out in Paragraph 6(f). If Employer notifies Executive of its intent to terminate Executive’s employment in whole or part under provisions

(ii), (iii), (iv), (v), (vi) or (viii) of the definition of Cause, the Notice of Termination must first provide Executive with a reasonable period of time to correct those circumstances or events Employer contends give rise to the existence of Cause under such provision(s) (the “Correction Period”), but not to the extent the Board makes a reasonable, good faith determination that those circumstances or events cannot reasonably be corrected, in which case, the Notice of Termination must describe the basis for that determination. A 30-day Correction Period shall be presumptively reasonable. In all cases, Executive will be given the opportunity within 30 calendar days after his receipt of Employer’s Notice of Termination for Cause to defend himself with respect to the circumstances or events specified in such notice and in a manner and under such procedures as the Board may establish. At a minimum, such procedures shall allow Executive to meet with the Board, with Executive’s attorney if desired by Executive. Nothing in this Paragraph 6(c) precludes informal discussions between Executive and any member of the Board regarding such circumstances or events.

(d)                             Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, Executive must provide a Notice of Termination (subject to Employer’s opportunity to remedy as described below) within 90 days after the date he first becomes aware of the condition(s) giving rise to the Good Reason; otherwise, Executive is deemed to have accepted the condition(s), or Employer’s correction of such condition(s), that may have given rise to the existence of Good Reason. Employer shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Executive may terminate for Good Reason in accordance with the Notice of Termination.

(e)                               Termination by Either Party Without Cause or Without Good Reason. Either Employer or Executive may terminate Executive’s employment without Cause or without Good Reason upon at least 30 days’ prior written notice to the other Party. Upon termination without Cause or upon receipt of a Notice of Termination from Executive without Good Reason, Employer may elect to relieve Executive of his duties, and pay his pro rata Base Salary and provide him his employment benefits for the notice period, none of which shall constitute Good Reason.

(f)                                Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a written Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked; and (iii) if the termination is by Executive under Paragraph 6(e), or by Employer for any reason, specify the Employment Termination Date. The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

(g)                               Employment Termination Date. The “Employment Termination Date”, whether occurring before or after a change of control of Employer, shall be as follows: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by Employer because of his Inability to Perform the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if Executive’s employment is terminated by Employer for Cause, the date specified in the Notice of Termination, which date shall not be earlier than the last day of the Correction Period (if applicable); (iv) if Executive’s employment is terminated by Executive for Good Reason, the last day of Employer’s remedy period, which date shall be 30 days after the date on which the Notice of Termination is given in accordance with Paragraph 6(d); or (v) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than 30 days after the date such notice is given.

(h)                              Deemed Resignation. In the event of termination of Executive’s employment, Executive agrees that if at such time he is a member of the Board or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board and Executive agree in writing prior to the Employment Termination Date that Executive shall remain a member of the Board, in which case Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment. Executive agrees to execute and deliver any documents evidencing his resignation from such positions that Employer may reasonably request; provided, however, that no such document shall affect the date that Executive ceased to be a Board member as described above such that Executive continues to have duties as a Board member beyond the date specified in the preceding sentence.

(i)                                  Investigation: Suspension. Employer may suspend Executive with pay pending (a) an investigation as described in Paragraph 1(d)(viii), or (b) a determination by the Board whether Executive has engaged in acts or omissions constituting Cause. Such a paid suspension shall not constitute a termination of Executive’s employment, or Good Reason. Executive agrees to cooperate with Employer in connection with any such investigation.

7.                                            Compensation Upon Termination of Employment.  Executive was subject to a prior employment agreement with the Company with an effective date of October 1, 2015 (the “Prior Agreement”).  Executive accrued certain severance benefits under the Prior Agreement when the Company gave a notice of non-renewal as detailed in Exhibit (A) (“Accrued Severance Benefits”).  Executive and the Company agree that the Company’s payment obligation with respect to the Accrued Severance Benefits are not vested until an Employment Termination Date under this Agreement occurs.  Upon a termination of the Executive’s employment under this Agreement, the Executive shall only vest in the Accrued Severance Benefits by timely signing a general release following employment termination, and any payment shall be paid coincident with expiration of the revocation period for the Waiver and Release. Executive shall receive the greater of the amount in Exhibit A or the benefits payable pursuant to this Section 7 In no event, shall the Executive be entitled to receive severance benefits under the Prior Agreement and this Agreement.

(a)                              Death. If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of Executive’s Base Salary earned pro rata through the Employment Termination Date and any ICP Bonus Award earned during a previous Annual Period that has not been paid to Executive (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”), and any unreimbursed Business Expenses, at the time and in the manner required by applicable law on the Employment

Termination Date. In addition, all Employer stock options and restricted stock awards held by Executive as of the Employment Termination Date shall be fully and immediately vested, and Executive’s estate or other authorized representative or beneficiary will have twelve months after the Employment Termination Date to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

(b)                              Inability to Perform. If Executive’s employment is terminated by reason of Executive’s Inability to Perform, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses at the time and in the manner required by applicable law on the Employment Termination Date. In addition, all Employer stock options and restricted stock awards held by Executive as of the Employment Termination Date shall be fully and immediately vested, and Executive will have twelve months after the Employment Termination Date to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

(c)                               Termination by Executive Without Good Reason or Upon Expiration of Employment Term Due to Executive Notice. If Executive’s employment is terminated by Executive pursuant to and in compliance with Paragraph 6(e) or if Executive notifies Employer under Paragraph 3 of the discontinuance of automatic extensions of the Employment Term and as a result Executive’s employment ends upon the expiration of the Employment Term, Employer shall pay to Executive the Compensation Payment, the Vacation Payment, andany unreimbursed Business Expenses on the Employment Termination Date , at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date.

(d)                             Termination for Cause. If Executive’s employment is terminated by Employer for Cause,  Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law on the Employment Termination Date.

(e)                              Termination Without Cause or With Good Reason or Upon Expiration of Employment Term Due to Employer Notice. if Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause; is terminated by Executive for Good Reason during the Employment Term; or ends upon the expiration of the Employment Term due to Employer notifying Executive under Paragraph 3 of the discontinuance of automatic extensions of the Employment Term,

(i)                                   Employer shall pay to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law on the Employment Termination Date.

(ii)                                In addition but subject to subparagraph (iii) of this Paragraph 7(e), Employer shall pay or provide to Executive in lieu of any other severance or separation benefits (including, without limitation, those set forth in Employer’s Involuntary Termination Severance Plan), coincident with expiration of the revocation period for the Waiver and Release, the following if, on the Employment Termination Date, Executive has signed a general release agreement:

(A)                             An amount equal to Executive’s annual Base Salary as in effect on the Employment Termination Date;

(B)                             An amount equal to the Executive’s Fully Earned but unpaid annual ICP Bonus Award for the Annual Period in effect on and prorated through the Employment Termination Date.  For purposes of this Paragraph, “Fully Earned” means Executive has achieved the performance metrics approved by the Compensation, Nominating, and Corporate Governance Committee for the ICP Bonus Award applicable to the Annual Period in effect on the Employment Termination Date;

(C)                             Full and immediate vesting of all Employer stock options and restricted stock awards held by Executive as of the Employment Termination Date;

(D)                             Executive will have twelve months after the Employment Termination Date, to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

(E)                              Amounts payable under Paragraphs 7(e)(ii)(A)—(B) shall be payable to Executive in a single lump sum payment in cash on the Employment Termination Date.

(iii)                             Employer’s obligation under Paragraph 7(e)(ii) is limited as follows:

(A)                        If prior to the Employment Termination Date, Executive engages in any conduct that materially violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, Employer’s obligation to make payments to Executive under Paragraph 7(e)(ii), if any such obligation remains, shall end as of the date Employer so notifies Executive in writing; provided that such obligation shall not end if an arbitrator finally determines in accordance with Paragraph 27 that Executive did not materially violate Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9; and

(B)                         If prior to the Employment Termination Date, Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any felony criminal offense or any material violation of federal or state securities laws, or has a cease-and-desist order, injunction, or other penalty or judgment issued or entered in any material civil enforcement action brought against him by any United States regulatory agency or by a court of competent jurisdiction in a proceeding commenced by such a regulatory agency (in either case, regardless of whether Executive admits or denies the substantive allegations, and in each case for actions or omissions related to his employment with Employer or any of its Affiliates), (1) Employer’s obligation to make payments to Executive under Paragraph 7(e)(ii) shall end as of the date that Employer so notifies Executive in writing, and (2) Executive shall repay to Employer any amounts paid to him pursuant to Paragraph 7(e)(ii) within 30 days after receipt of a written request to do so by Employer.

(f)                                  Parachute Payment Excise Tax Gross Up. In the event that it is determined that any payment (other than the 280G Gross-Up Payment provided for in this Paragraph 7(f)) or distribution by Employer or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “280G Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “280G Gross-Up Payment”). The 280G Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes, including any 280G Excise Tax imposed upon the 280G Gross-Up Payment, Executive retains an amount of the 280G Gross-Up Payment equal to the 280G Excise Tax imposed upon the Payment. For purposes of determining the amount of the 280G Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the 280G Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the 280G Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether the 280G Excise Tax would be imposed, the amount of such 280G Excise Tax, and the calculation of the amounts referred to in this Paragraph 7(f) will be made at the expense of Employer by Employer’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon Employer and Executive. The 280G Gross-Up Payment will be paid to Executive as soon as administratively practicable following, but no later than the end of the calendar year in which falls the date on which Executive remits the related taxes.

(g)                                Section 409A Excise Tax Gross Up. Executive and Employer each acknowledges and agrees that if the terms of this Agreement (as may be modified pursuant to Paragraph 7(j)) or any action or omission by Employer in its performance under this Agreement, causes any payment or benefit received or to be received by Executive from Employer pursuant to this Agreement (the “Agreement Payments”) to be subject to the excise tax and additional interest imposed by Code Section 409A(a)(l)(B) as a result of a nonappealable decision by a court of competent jurisdiction (the “409A Excise Tax”), Employer shall pay Executive, at the time specified below, an additional amount (the “409A Gross-Up Payment”) such that the net amount that Executive retains, after deduction of the 409A Excise Tax on the Agreement Payments; any federal, state, and local income and employment taxes upon the 409A Gross-Up Payment; any additional 409A Excise Taxes upon the 409A Gross-Up Payment; and any interest, penalties, or additions to tax payable by Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Agreement Payments at the time such payments are to be made. Payment of such additional amount shall occur on or before the earlier to occur of (i) the date which Employer is required to withhold any such taxes and (ii) the date on which Executive remits such taxes to the Internal Revenue Service (to the extent not withheld). For purposes of determining the amount of the 409A Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the 409A Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. The 409A Gross-Up Payment is not intended to duplicate any payments that may be due under Section 7(e) of this Agreement and will not limit in any way Executive’s obligations with respect to executing and not revoking a general release as provided under Section 7(e).

(h)                               Health Insurance. In addition, if Executive’s employment with Employer or an Affiliate or successor of Employer is terminated or ends under the circumstances set forth in Paragraph 7(e), Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time of the Employment Termination Date, Executive participates in one or more health plans offered or made available by Employer and Executive is eligible for and elects to receive continued coverage under such plans in accordance with Code Section 4980B(f) and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, Employer will, to the extent not a violation of applicable law relating to insured health plans including violations that would result in the imposition of penalties upon Employer, reimburse Executive during the 18-month period following the Employment Termination Date, for the difference between the total amount of the monthly COBRA premiums for the same coverage as in effect on the Employment Termination Date, that are actually paid by Executive for such continued health plan benefits and the total monthly amount of the same premiums charged to active senior executives of Employer for health insurance coverage. Such reimbursement shall be made within the 90-day period following Executive’s payment of each monthly COBRA premium. Provided, however, that Employer’s reimbursement obligation under this Paragraph 7(h) shall terminate upon the earlier of (i) the expiration of the time period described above or (ii) the date Executive becomes eligible for health insurance coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan, which occurrence Executive shall promptly report to Employer.

(i)                                  Exclusive Compensation and Benefits. The compensation and benefits described in this Paragraph 7, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the ending of Executive’s employment with Employer and/or its Affiliates, subject to Paragraph 23 and the remainder of this Paragraph 7(i). Accordingly, Executive and Employer expressly acknowledge and agree that, following the Employment Termination Date, Executive shall have no rights to any employment by Employer or its Affiliates (including employment as described in Paragraphs 2, 3, and 4 of this Agreement), and no rights to any further compensation or benefits under Paragraph 5 of this Agreement, provided that Executive shall remain eligible for coverage under Employer’s D&O insurance policy or policies to the extent provided by the terms of such policy or policies. Executive and Employer further acknowledge and agree that nothing in this Agreement is intended to limit or terminate (i) any obligations of Employer or Executive under the other terms of this Agreement, including, but not limited to, with respect to Employer, its obligations under Paragraphs 12 and 20, and, with respect to Executive, his obligations under Paragraphs 6(h), 8, 9, 10, 13, 21, and 22, or (ii) any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of Employer in which Executive is participating at the time of the termination of employment.

(j)                                 Section 409A Matters. This Agreement is intended to comply with Section 409A, including the exceptions thereto, and will be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If a provision of the Agreement would result in the imposition of an applicable tax under Section 409A, the Parties agree that such provision shall be amended to the extent permitted by Section 409A to avoid imposition of the applicable tax, with such amendment effected in a manner that has the most favorable result to Executive.

For purposes of Section 409A, each payment or amount provided for or due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments. Any payments to be made under this Agreement in connection with Executive’s termination of employment shall only be made if such termination of employment constitutes a “separation from service” as defined in Section 409A.

If (i) Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Paragraph 7(j), and (ii) any payment due under this Agreement is subject to Section 409A and is required to be delayed under Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (A) the first business day that is six months after Executive’s separation from service, as such term is defined in Section 409A, (B) the date of Executive’s death, or (C) the date that otherwise complies with the requirements of Section 409A. This Paragraph 7(j) shall be applied by accumulating all payments that otherwise would have been paid within six months after Executive’s separation and paying such accumulated amounts on the earliest business day which complies with the requirements of Section 409A. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Section 409A.

(k)                             Payment after Executive’s Death. In the event of Executive’s death after he becomes entitled to a payment or payments pursuant to this Paragraph 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).

(l)                                 Offset. Executive agrees that Employer may set off against, and Executive authorizes Employer to deduct from, any payments due to Executive, or to his heirs, legal representatives, or successors, as a result of the termination of Executive’s employment any amounts which may be due and owing to Employer or any of its Affiliates by Executive, whether arising under this Agreement or otherwise; provided, however, that any such set off and deduction shall be made only to the extent it does not result in the imposition of any additional tax under Section 409A to the extent applicable.

8.                                     Confidential Information.

(a)                             Executive acknowledges and agrees that (i) Employer and its Affiliates are engaged in a highly competitive business; (ii) Employer and its Affiliates have expended considerable time and resources to develop goodwill with their customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Employer must continue to prevent the dilution of its and its Affiliates’ goodwill and unauthorized use or disclosure of its Confidential Information to avoid harm to its legitimate business interests; (iv) in the acquisition, development and marketing of crude oil and natural gas, chemicals or other hydrocarbon products, his participation in or direction of Employer’s or its Affiliates’ day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; and (vi) he will have access to Confidential Information that could be used by any Competitor of Employer in a manner that would harm Employer’s competitive position in the marketplace and dilute its goodwill. Employer acknowledges and agrees that nothing in this Agreement precludes Executive from accepting employment from any third party employer after termination of employment with Employer and its Affiliates for whatever reason, provided that Executive complies with his obligations under Paragraph 8(d) and at law with respect to the Confidential Information.

(b)                             Employer acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide Executive immediate and continuing access to Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

(c)                                Employer and Executive thus acknowledge and agree that during Executive’s employment with Employer, and upon execution and delivery of this Agreement, he (i) will receive Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; (ii) will create Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.

(d)                               Accordingly, Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:

(i)                                  all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;

(ii)                               he will protect and safeguard all Confidential Information;

(iii)                            he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv)                           if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing sufficiently in advance of any such disclosure to allow Employer the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v)                              at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi)                           absent the promises and representations of Executive in this Paragraph 8 and in Paragraph 9, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9.                                     Nonsolicitation Obligations. In consideration of Employer’s promises to provide Executive with Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for a 2-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)                            He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Employer or its Affiliates to leave that employment or cease performing those services; and

(b)                            He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer or any of its Affiliates to cease being a customer, supplier, or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates.

Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that Employer’s promises and undertakings set forth in Paragraph 8 and Executive’s position and responsibilities with Employer give rise to Employer’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to Employer and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable; that the mutual promises and undertakings of Employer and Executive under Paragraphs 8 and 9 are not contingent on the duration of Executive’s employment with Employer; that absent the promises and representations made by Executive in this Paragraph 9 and Paragraph 8, Employer would require him to return any Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and that his obligations under Paragraphs 8 and 9 supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to Employer.

Employer agrees that any action that is undertaken by a subsequent employer of Executive will not be treated as an action by Executive for purposes of the foregoing provisions of this Paragraph 9 unless Executive personally engages in a Restricted Activity, whether directly or indirectly.

10.                              Intellectual Property.

(a)                            In consideration of Employer’s promises and undertakings in this Agreement, Executive agrees that all Work Product will be disclosed promptly by Executive to Employer, shall be the sole and exclusive property of Employer, and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, Executive acknowledges that all original works of authorship that are made by Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.

(b)                             Executive agrees to assign, transfer, and set over, and Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all

Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal, and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world; and (iii) cooperate with Employer in obtaining, defending, and enforcing its rights therein.

(c)                              Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between Executive and any other person or entity. Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that Executive is not lawfully entitled to disclose.

11.                           Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12.                           Indemnification and Insurance. Employer shall indemnify Executive both (i) to the fullest extent permitted by the laws of the State of Delaware, and (ii) in accordance with the more favorable of Employer’s certificate of incorporation, bylaws and standard indemnification agreement as in effect on the Effective Date or as in effect on the date as of which the indemnification is owed. In addition, Employer shall provide Executive with coverage under directors’ and officers’ liability insurance policies on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

13.                           Assistance in Litigation. During the Employment Term and thereafter for the lifetime of Executive, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer or any of its Affiliates as may reasonably be required by Employer in connection with any litigation, investigations, arbitrations, and/or any other fact-finding or adjudicative proceedings involving Employer or any of its Affiliates so long as the required assistance in litigation by Executive is not deemed unreasonable. This obligation shall include, without limitation, to promptly upon request meet with counsel for Employer or any of its Affiliates and provide truthful testimony at the request of Employer or as otherwise required by law or valid legal process. Following the Employment Term, Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive and approved in advance by Employer in rendering such assistance (such as travel, parking, meals and attorney’s fees), but shall have no obligation to compensate Executive for his time in providing information and assistance in accordance with this Paragraph 13, provided that such reimbursement shall be made on or before the last day of the calendar month following the calendar month in which the expense is incurred, and provided further that Executive’s obligations under this Paragraph 13 following the Employment Termination Date shall not unreasonably interfere with Executive’s employment or other activities and endeavors.

14.                            No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to Executive if (i) Employer is prohibited from making the payment; (ii) Employer would be obligated to recover the payment if it was made; or (iii) Executive would be obligated to repay the payment if it was made; provided, however, that this Paragraph 14 shall only apply if such prohibition or obligation is legally imposed by statute or regulation.

15.                            Deductions and Withholdings. With respect to any payment to be made to Executive, Employer shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.

16.                            Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either Party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the Party for which intended at the following addresses (or at such other addresses as shall be specified by the Parties by like notice, except that notices of change of address shall be effective only upon receipt):

(i)                                  If to Employer, at:

Hyperdynamics Corporation

Attn: Chairman of the Board of Directors

12012 Wickchester Lane Suite 475

Houston, Texas 77079

(ii)                               If to Executive, at Executive’s then-current home address on file with Employer.

17.                            Injunctive Relief. Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Executive, but shall be in addition to all other remedies available to Employer at law or equity.

18.                         Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.

19.                         Binding Effect; No Assignment by Executive: No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Subject to Paragraph 20, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement only to an Affiliate of Employer. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20.                         Assumption by Successor. Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer or the oil and gas acquisition, exploration, development and production business of Employer, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Employer fails to fulfill the Assumption Obligation, such failure shall be considered a material breach of this Agreement for purposes of Paragraph 1(i)(iv); provided, however, that the compensation to which Executive would be entitled pursuant to Paragraph 7 upon a termination for Good Reason shall be the sole remedy of Executive for any failure by Employer to fulfill the Assumption Obligation. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer or the oil and gas exploration, development and production business of Employer that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21.                         Governing Law. This Agreement and the employment of Executive, as well as any arbitration proceedings hereunder, shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws

22.                         Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter expressly addressed herein and supersedes all prior agreements and understandings, written and oral, between the Parties with respect to such subject matter. However, nothing in this Paragraph 22 is intended to limit any obligations of the Parties under any other agreement that Employer may enter into with Executive after the earlier of the Effective Date or the execution of this Agreement by Executive. The provisions of this Agreement which provide for accelerated vesting and extended exercisability of stock options shall constitute amendments to any stock option agreements previously or hereafter entered into between Executive and Employer.

23.                         Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the Party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Each Party acknowledges and agrees that no breach by the other Party of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

24.                         Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

25.                         Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

26.                         Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

27.                         ARBITRATION. ALL DISPUTES RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE SCOPE AND

INTERPRETATION OF THIS ARBITRATION CLAUSE AND THE JURISDICTION OF THE ARBITRATOR, SHALL BE RESOLVED BY ARBITRATION USING THREE ARBITRATORS FOLLOWING THE RULES OF ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION. ALL COSTS OF THE ARBITRATION SHALL BE PAID BY EMPLOYER. THE ARBITRATION PANEL SHALL BE SELECTED AS FOLLOWS: EMPLOYER SHALL SELECT ONE ARBITRATOR, EXECUTIVE SHALL SELECT ONE ARBITRATOR, AND THE TWO ARBITRATORS THUS SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR SHALL HAVE THE DISCRETION TO MODIFY THE ARBITRATION PROVISIONS OF THIS AGREEMENT TO THE EXTENT NECESSARY TO AVOID A FINDING THAT SUCH ARBITRATION PROVISIONS ARE UNCONSCIONABLE OR UNENFORCEABLE. SUCH ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR ALL SUCH DISPUTES AND CONTROVERSIES RELATING TO OR ARISING OUT OF THIS AGREEMENT. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING WITH REGARD TO EACH PARTY TO THE ARBITRATION.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

EMPLOYER		EXECUTIVE

HYPERDYNAMICS CORPORATION

By:		By:
Name:	Ray Leonard	Name:	Paolo Amoruso, Individually
Title:	Chief Executive Officer	Title:	Vice President , General Counsel and
Corporate Secretary